EXHIBIT 97.1
PERFORMANCE-BASED COMPENSATION CLAWBACK POLICY

INTRODUCTION

As required by Section 10D of the Securities Exchange Act of 1934, as amended, James Hardie Industries plc (James Hardie) has adopted this performance-based compensation clawback policy (this Policy) to provide for the recovery of excess performance-based compensation from current and former Executives (as defined herein) of James Hardie under certain circumstances.
POLICY STATEMENT
The Board of Directors (the Board) may, in all appropriate circumstances, recover from any current or former Executive regardless of fault, that portion of any performance-based compensation erroneously awarded: (i) based on financial information required to be reported under applicable U.S. or Australian securities laws or applicable exchange listing standards that would not have been paid in the three (3) completed fiscal years preceding the year(s) in which an accounting restatement is required to correct a material error; or (ii) during the previous three (3) completed fiscal years as a result of any errors or omissions in objective, calculable performance measures contained in formal papers presented to and relied upon by the Board for purposes of determining compensation to be paid or awarded where the absence of such errors or omissions would have resulted in there being a material negative impact on the amount of performance-based compensation paid or awarded (Calculable Performance Measures).

This Policy shall be enforced and appropriate disclosures made in accordance with the U.S. Securities and Exchange Commission’s compensation clawback rules and applicable exchange listing standards.

PERSONS TO WHOM THIS POLICY APPLIES
This Policy applies to any person serving as an Executive at any time during the performance period relevant to the performance-based compensation. For purposes of this Policy, an Executive is defined as any James Hardie employee designated as a participant by the Board of Directors in the annual James Hardie long term incentive plan (LTI Plan).
APPLICATION OF POLICY

This Policy provides for the recovery of any erroneously award performance-based compensation that was awarded or paid based on financial information or metrics that would not have been awarded or paid as a result of an accounting restatement or any other errors or omissions in Calculable Performance Measures

Recovery is required for any accounting restatement to correct an error deemed “material” to the previously issued financial statements and which would otherwise require disclosure under applicable law that the previously issued financial statements can no longer be relied upon. The date on which any compensation clawback shall be required is the date the Board of Directors, or any committee thereof, determines that previous financial statements contain a material error or, if earlier, the date appropriate regulatory authorities direct James Hardie to restate its financial statements to correct a material error.

Further, in the event of errors or omissions in Calculable Performance Measures, the Board of Directors, or a committee or subcommittee of independent directors thereof, may in its discretion require recovery upon its determination that such errors or omissions would have resulted in there being a material negative impact on the amount of performance-based compensation paid or awarded. The date on which any compensation clawback shall be required is the date the Board of Directors makes such a determination.

This Policy shall apply to any compensation that is granted, earned or vested based wholly or in part upon the attainment of any Calculable Performance Measures under any incentive, bonus, retirement or equity compensation plan maintained by James Hardie, including, without limitation, the annual short- term incentive plan and annual LTI Plan. Financial reporting measures include those measures that are determined and presented in James Hardie’s financial statements, including any measures derived wholly or in part from such
James Hardie Industries plc
Performance-Based Compensation-Clawback Policy
15 May 2016

financial information, as well as stock price and total shareholder return calculations. Calculable Performance Measures include those specific measures that are contained in formal papers presented to and relied upon by the Board for purposes of determining compensation to be paid or awarded where the absence of such errors or omissions would have resulted in there being a material negative impact on the amount of performance-based compensation paid or awarded, Salaries, discretionary bonuses, time-based equity awards and bonuses or equity awards based on subjective, non-financial measures, including strategic or personal performance metrics, are excluded.
For purposes of this Policy, excess compensation requiring recovery shall be the amount of performance-based compensation that an Executive received, based on the erroneous data, less the amount that would have been paid to the Executive based on the restated or corrected financial data or corrected Calculable Performance Measures. All recoverable amounts shall be calculated on a pre-tax basis. For equity awards still held at the time of the recovery, the recoverable amount shall be the amount vested in excess of the number that should have vested under the restated or corrected financial reporting data or corrected Calculable Performance Measures. For vested equity awards which have already been sold, the recoverable amount shall be the sale proceeds the Executive received with respect to the excess number of shares.
The Board of Directors shall pursue recovery of excess performance-based compensation recoverable under this Policy due to an accounting restatement in all circumstances, except to the extent that pursuit of recovery would be impracticable because it would impose undue costs on James Hardie or would otherwise violate home country law and certain conditions are met. In making any such determination, the Board of Directors, or a committee or subcommittee of independent directors thereof, shall be permitted to consider: (a) whether the direct costs of enforcing recovery would exceed the recoverable amounts; and (b) whether recovery would violate home country law. In either case, the Board of Directors shall make a reasonable attempt to recover such excess compensation and document such efforts.
James Hardie Industries plc
Performance-Based Compensation-Clawback Policy
15 May 2016